EXHIBIT 99.1

Exponent Reports Second Quarter of Fiscal Year 2019 Financial Results

MENLO PARK, Calif., July 18, 2019 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter of fiscal year 2019 ended June 28, 2019.

“Exponent delivered strong second quarter results with double digit growth in revenues and profits. As a result, we are increasing our financial outlook for the full year,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “Exponent is engaged by a diverse set of clients who continue to call on our interdisciplinary teams for integrated solutions to increasingly complex problems. During the quarter we saw increased demand for expertise in safety assessments and integrity management of electric utility infrastructure, as well as engineering and construction consulting for large international capital projects. Our human factors and product studies continue to empower clients with the insights necessary to improve user experience and technology performance. We are encouraged by these positive trends and believe they will support long-term growth.”

“We remain committed to offering the most valuable scientific advice for our clients around complex technologies, health and the environment. Our reputation as an industry leader validates our model and we are confident in the future of the business,” continued Dr. Corrigan.

Second Quarter Financial Results

Total revenues in the second quarter of 2019 grew 11% to $106.5 million, as compared to $95.6 million in the same quarter of 2018. Revenues before reimbursements increased 11% to $100.3 million as compared to $90.0 million in the same period one year ago.

Net income and EBITDA1 increased 14% compared to the same period last year. Net income was $21.0 million, or $0.39 per diluted share, in the second quarter of 2019, as compared to $18.4 million, or $0.34 per diluted share in the second quarter of 2018. EBITDA1 was $29.6 million, as compared to $26.0 million in the second quarter of 2018.

Year to Date Financial Results

For the first half of 2019, total revenues increased approximately 7% to $205.5 million, as compared to $192.1 million in the same period of 2018. Revenues before reimbursements increased 7% to $193.7 million, as compared to $180.7 million in the same period one year ago.

Net income was $43.7 million, or $0.81 per diluted share, in the first half of 2019, as compared to $38.8 million, or $0.72 per diluted share, in the same period of 2018. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2019 was $5.7 million as compared to $4.1 million in the same period last year.

Inclusive of the tax benefit, Exponent’s consolidated tax rate was 16.2% in the first half of 2019, as compared to 18.2% for the same period last year.

EBITDA1 in the first half of 2019 increased 8% to $53.4 million, as compared to $49.4 million in the same period one year ago.

In the first half of 2019, Exponent distributed $16.9 million in dividends and closed the period with $194.5 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.16 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 81% of the Company’s second quarter net revenues. Net revenues in this segment grew approximately 13% in the quarter, as compared to last year. For the quarter, this segment had noteworthy performances in its human factors, materials sciences, thermal sciences, mechanical engineering, biomedical engineering, structural engineering and construction consulting practices. The demand for Exponent’s interdisciplinary solutions continues to grow as our clients deploy increasingly complex products and systems. These range from electric scooters to automated vehicles, from wearable electronics to electric utility systems, and from cardiovascular devices to liquefied natural gas facilities. The answers we provide range from what went wrong to how to make technologies safer and more reliable.

Exponent’s environmental and health segment represented approximately 19% of the Company’s second quarter net revenues. Net revenues in this segment grew approximately 7% in the quarter, as compared to last year. Within this segment, the chemical regulation and food safety, health sciences and environmental sciences practices continued to grow as Exponent’s industry-leading scientists advised clients on the human health and environmental impacts of chemicals and new products.

Business Outlook

“Due to our strong second quarter results and positive momentum across the business, we are increasing our full year expectations for revenue and EBITDA1 margin. We continue to face a challenging year-over-year comparison from the conclusion of the large project in the third quarter of 2018. We now expect revenues before reimbursements to grow in the high-single digits and EBITDA1 margin to be down 25 to 50 basis points as compared to 2018,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Our unmatched team of engineers and scientists allows us to adapt quickly to evolving client needs. We continue to provide our clients with unparalleled expert advice, enabling them to deliver safer, healthier and environmentally sustainable products and systems,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 18, 2019, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (866) 548-4713 or (323) 794-2093. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 9606673#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended June 28, 2019 and June 29, 2018
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2019	2018	2019	2018

Revenues
Revenues before reimbursements	$100,263	$89,972	$193,664	$180,656
Reimbursements	6,243	5,649	11,873	11,422

Revenues	106,506	95,621	205,537	192,078

Operating expenses
Compensation and related expenses	61,997	55,458	127,090	113,037
Other operating expenses	8,095	7,566	16,103	15,031
Reimbursable expenses	6,243	5,649	11,873	11,422
General and administrative expenses	5,348	4,470	9,894	8,512

	81,683	73,143	164,960	148,002

Operating income	24,823	22,478	40,577	44,076

Other income
Interest income, net	924	543	1,979	1,073
Miscellaneous income (expense), net	3,104	1,898	9,617	2,220
	4,028	2,441	11,596	3,293

Income before income taxes	28,851	24,919	52,173	47,369

Income taxes	7,857	6,494	8,467	8,604

Net income	$20,994	$18,425	$43,706	$38,765

Net income per share:
Basic	$0.40	$0.35	$0.83	$0.73
Diluted	$0.39	$0.34	$0.81	$0.72

Shares used in per share computations:
Basic	52,745	53,008	52,641	52,876
Diluted	53,872	54,195	53,849	54,111

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 28, 2019 and December 28, 2018
(unaudited)
(in thousands)

	June 28,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$104,452	$127,059
Short-term investments	90,022	81,495
Accounts receivable, net	129,735	105,814
Prepaid expenses and other assets	10,452	12,244
Total current assets	334,661	326,612
Property, equipment and leasehold improvements, net	56,112	46,103
Operating lease right-of-use asset	22,729	-
Goodwill	8,607	8,607
Other assets	98,532	87,614
	$520,641	$468,936

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,678	$12,283
Accrued payroll and employee benefits	58,910	76,855
Deferred revenues	8,550	9,166
Operating lease liability	5,746	-
Total current liabilities	92,884	98,304
Other liabilities	66,237	55,256
Deferred rent	-	1,467
Operating lease liability	17,668	-
Total liabilities	176,789	155,027

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	240,930	227,283
Accumulated other comprehensive loss	(2,574)	(2,853)
Retained earnings	362,959	342,024
Treasury stock, at cost	(257,529)	(252,611)
Total stockholders' equity	343,852	313,909
	$520,641	$468,936

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended June 28, 2019 and June 29, 2018
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2019	2018	2019	2018

Net Income	$20,994	$18,425	$43,706	$38,765

Add back (subtract):

Income taxes	7,857	6,494	8,467	8,604
Interest income, net	(924)	(543)	(1,979)	(1,073)
Depreciation and amortization	1,642	1,594	3,232	3,149

EBITDA (1)	29,569	25,970	53,426	49,445

Stock-based compensation	4,010	3,744	9,741	10,033

EBITDAS (1)	$33,579	$29,714	$63,167	$59,478

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.